AMENDMENT NO. 1 TO FORM 10

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-12G/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

American CryptoFed DAO LLC
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation or organization)

87-2207963
(I.R.S. Employer
Identification No.)

1607 Capitol Ave., Suite 327, Cheyenne, WY
(Address of principal executive offices)

82001
(Zip Code)

(307) 206-4210
Registrant's telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the
Act:
Title of each class
Name of each exchange on which to be so registered each class is to be registered


Securities to be registered pursuant to Section 12(g) of the
Act:

Ducat: Inflation and deflation protected stable token, used for pricing goods and services, for daily transactions, for accounting and for store of value.
(Title of class)

Locke: Governance token, used for stabilizing Ducat and for Locke holders to participate in network rulemaking and decision making.
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer,"
"smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer: No
Accelerated filer: No
Non-accelerated filer: Yes
Smaller reporting company: Yes
Emerging growth company: Yes


The Registrant originally filed a Form 10-12G with the Securities and Exchange Commission on September 16, 2021, registering the Registrant's Ducat and Locke tokens.

The following amendment to be added to the contents submitted in
Item 1 Business - Section 2.9 serves to clarify how Ducat's attributes of price stability and universal acceptance fundamentally contradict with attributes of securities. Locke is an endogenous, inherent, native and indispensable element for Ducat's functional integrity. Ducat and Locke, taken as a whole, are not securities.


ITEM 1. BUSINESS
Section 2.9
-----------------------------------
Ducat and Locke Are Not Securities
(Supplementary analysis to Form 10 Filing Item 1 Business -
Section 2.9 Locke and Ducat as Utility Tokens, Page 26)

1.	Ducat - Factual Confirmation
Ducat has two major currency attributes which securities do not have.

	i. Stability against Personal Consumption Expenditure (PCE)
	Price Index

		* US Dollar: 2% PCE Price Index Annual Change
		(2% inflation) vs. Ducat: 0% PCE Price Index Change
		(zero inflation)

		* In price stability, Ducat is not only similar to the US Dollar, but also more stable than the US dollar.

		* No securities are stable against (PCE) Price Index.

	ii. Universal acceptance by merchants for directly purchasing goods and services

	* The US dollar is universally accepted by merchants for directly purchasing goods and services.

	* Ducat, by design, is universally accepted by merchants for directly purchasing goods and services, without converting to US dollars.

	* No securities can be universally accepted by merchants for directly purchasing goods and services, without converting to US dollars.

2.	Locke - Factual Confirmation
Ducat's boundary includes all endogenous, native and inherent elements which are indispensable for the functional integrity of Ducat. Locke is an endogenous, native and inherent element of Ducat and cannot be separated from Ducat. If Ducat is not a security, Locke should not be a security either.

	* Locke is needed for CryptoFed?s open market operations to maintain Ducat's stability against the PCE Price Index.

	* If Locke were separated from Ducat, then an exogenous, foreign, and external instrument would need to be used for open market operations to maintain Ducat's stability against the PCE Price Index. However, an exogenous, foreign, and external instrument has costs and is out of the direct control of CryptoFed, which could introduce instability to the CryptoFed Monetary System. This would result in the destruction of the functional integrity of Ducat. Meaning, zero inflation, zero deflation and zero transaction fees would be difficult to maintain.

	* The Fed uses governmental securities to conduct open market operations to maintain US dollar stability. Those governmental securities are an exogenous, foreign, and external instruments for the Fed. The governmental securities have costs and require taxation to pay those costs back. Governmental securities are out of the Fed's direct control and can introduce additional inflation the Fed cannot handle. To overcome this systematic design flaw of using governmental securities by the Fed, the CryptoFed Monetary System, by design, utilizes an endogenous, native and inherent Locke to conduct open market operations.

3.	Legal Argument

CryptoFed fully agrees with the SEC's holistic approach in applying the Howey analysis in the [Framework for "Investment Contract" Analysis of Digital Assets]: "The focus of the Howey analysis is not only on the form and terms of the instrument itself (in this case, the digital asset) but also on the circumstances surrounding the digital asset and the manner in which it is offered, sold, or resold (which includes secondary market sales). Therefore, issuers and other persons and entities engaged in the marketing, offer, sale, resale, or distribution of any digital asset will need to analyze the relevant transactions to determine if the federal securities laws apply."

  https://www.sec.gov/corpfin/framework-investment-contract-
analysis-digital-assets